Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 26, 2004, in the Amendment No. 1 to the Registration Statement (Form S-1 No. 333-113446) and related Prospectus of Seitel, Inc. for the registration of 25,375,683 common stock purchase warrants and 125,000,000 shares of its common stock.

/S/    ERNST & YOUNG LLP

Houston, Texas

April 21, 2004